Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Julie Pierce

Director of SEC Reporting, StarTek, Inc.

303-262-4587

julie.pierce@startek.com

StarTek, Inc. Reports Second Quarter 2010 Results

Revenue of $68 Million; Offshore Expansion Accelerates

DENVER – July 29, 2010 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the quarter ended June 30, 2010.  The Company reported second quarter 2010 revenue of $67.7 million and an operating loss before impairment and restructuring charges of $2.6 million, as the Company accelerated its expansion offshore.  The Company reported a net loss of $5.2 million, or $0.35 per share, due in part to the recording of a $4.2 million allowance against a deferred tax asset.  Had the Company not recorded this allowance, the net loss for the quarter would have been $1.0 million, or $0.07 per share.

The Company executed on its plan to expand employee headcount and seat capacity offshore growing its total full-time equivalent agent count to over 6,100, the highest in Company history.  The growth was fueled by the addition during the quarter of over 2,000 production seats and nearly 600 full-time equivalent agents in its offshore segment. The Company improved gross margin compared to the first quarter of 2010, and ended the quarter with approximately $22 million in cash and cash equivalents and no debt.

Financial Highlights

Revenue in the second quarter of 2010 was $67.7 million, an increase of 0.4% compared to the first quarter of 2010, and a decrease of 7.7% compared to the second quarter of 2009.  Revenue in the offshore segment grew by $3.2 million from the first quarter of 2010 due to new site launches in the Philippines and Costa Rica. The offshore growth was partially offset by lower revenue in North America resulting from lower call volumes and the closure of three North American sites during the first quarter.

Gross profit for the quarter totaled $7.6 million, or 11.3% of revenue, an increase of $0.5 million from the first quarter of 2010.  The increase was primarily due to the ramp-up of the Company’s two new offshore sites.  Gross profit was also positively impacted by the North American site closures in the first quarter, offset by a decline in North American call volumes.  In the second quarter of 2009, gross profit was $13.1 million, or 17.9% of revenue.

SG&A expense for the quarter totaled $10.3 million, compared to $10.9 million in the first quarter of 2010 and the second quarter of 2009.  The decline compared to the first quarter was the result of management’s effort to control spending by decreasing payroll as well as other discretionary expenses.

The Company reported a second quarter 2010 operating loss before impairment and restructuring charges of $2.6 million and EBITDA of $2.2 million, compared to a first quarter 2010 operating loss of $3.7 million and EBITDA of $1.0 million.  In the second quarter of 2010, the Company adjusted reserves for two closed facilities and impaired certain assets in its Sarnia, Ontario site (expected to close in November 2010), which resulted in $0.8 million in non-cash impairment and restructuring charges.  Also during the second quarter, the Company recorded a $4.2 million valuation allowance against deferred tax assets associated with expected fiscal year 2010 U.S. pre-tax losses.  The Company will have twenty years to carry forward the deferred tax assets against income, and if the carry forward is utilized the Company expects to have a relatively low effective tax rate over the next few years. As a result of the above items, the Company had a net loss of $5.2 million, or $0.35 per share, during the second quarter of 2010.  The current quarter net loss compares to a net loss of $3.1 million, or $0.21 per share, in the first quarter of 2010, and net income of $1.3 million, or $0.09 per share, in the second quarter of 2009.  Net loss for the first six months of 2010 was $0.56 per share compared to net income of $0.13 per share in the first six months of 2009, which was due to lower revenue and gross margin and the valuation allowance recorded on deferred tax assets in the first half of 2010.

Operational Highlights

The Company recently:

•                  Hired call center industry veteran Chad Carlson as EVP, Chief Operating Officer.

•                  Appointed experienced leader Chris Smith to its Board of Directors.

•                  Expanded its sales organization by adding four new national sales directors.

•                  Successfully launched a second Philippine site in Ortigas, and amended that site’s lease to allow for future expansion of an additional 1,000 seats, increasing the site’s potential capacity to 3,100 agent seats.

•                  Continued to grow its StarTek @Home agent platform and its new location in Costa Rica.

•                  Announced that it will close its Sarnia, Ontario, Canada site in November 2010 as that lease expires, and will consolidate the work into another center.

•                  Entered the online retail vertical market by signing one new customer during the quarter and another in July.

•                  Won Best Outsourced Provider at the 2010 Call Center Excellence Awards hosted by IQPC (International Quality and Productivity Center).

•                  Negotiated the renewal of its $15 million senior credit facility in July.

“I am pleased with the progress that we made during the quarter on our offshore expansion, new sales contracts and other strategic initiatives,” said Larry Jones, President and Chief Executive Officer.  “While we are having great success in expanding capacity and headcount offshore, we continue to face challenges with lower North American call volumes but have made a significant investment in our sales organization to help win new business and offset these declines.”

For additional information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (investor.startek.com).  Further, a visual presentation will accompany the Company’s earnings call which may be found on the Company’s website.  Further details regarding the earnings call are described below.

Conference Call and Webcast Details

The Company will host a conference call today, July 29, 2010, to discuss the second quarter 2010 financial results, at 9:00 a.m. MDT (11:00 a.m. EDT).  To participate in the teleconference, please call toll-free 800-573-4754 (or 617-224-4325 for international callers) and enter “26422743”.  You may also listen to the teleconference live via the Company’s website at www.startek.com.  For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek

StarTek, Inc. (NYSE: SRT) is a high quality business process outsourcing (BPO) company dedicated to service. For over 20 years, the company has been committed to serving the needs of its clients and their customers. StarTek helps its clients manage the customer experience across the customer life cycle, resulting in improved customer retention, increased revenue, and greater cost efficiencies. Its comprehensive suite of solutions includes sales, order management and provisioning, customer care, technical support, receivables management, and retention programs. The company also offers clients a variety of multi-channel customer interaction capabilities including voice, chat, email, and back-office support. Headquartered in Denver, Colorado, StarTek offers 18 delivery centers located in the Philippines, Costa Rica, Canada, and the United States, and provides virtual expansion with its StarTek@Home workforce. For more information, visit www.StarTek.com or call +1 303 262 4500.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to unfavorable economic conditions, reliance on two significant customers, pricing pressure, lack of minimum purchase requirements in the Company’s contracts, consolidation by the Company’s clients, the concentration of our business in the telecommunications industry, the Company’s ability to recruit and retain qualified employees as well as key management personnel, the availability of new or consistent sources of capital funding, labor costs, the timely development of  new products or services,  maximization of capacity utilization,  lack of success of the Company’s clients’ products or services, decreases in numbers of vendors used by clients or potential clients, the Company’s ability to effectively manage growth, unauthorized disclosure of sensitive or confidential client and customer data, successful integration of any acquired businesses, successful implementation of  technological advancements, highly competitive markets, foreign exchange risks and other risks relating to conducting business outside North America, the Company’s lack of a significant international presence, geopolitical conditions, interruptions to the Company’s business due to geopolitical conditions and/or natural disasters, and increasing costs of or interruptions in telephone and data services.  Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2009, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect StarTek’s businesses, financial condition and results of operation.

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue	$67,676	$73,290	$135,086	$144,001
Cost of services	60,041	60,161	120,315	120,149
Gross profit	7,635	13,129	14,771	23,852
Selling, general and administrative expenses	10,268	10,889	21,158	20,581
Impairment losses and restructuring charges	764	—	764	6,437
Operating (loss) income	(3,397)	2,240	(7,151)	(3,166)
Net interest and other expense (income)	211	(103)	214	(178)
(Loss) income from continuing operations before income taxes	(3,186)	2,137	(6,937)	(3,344)
Income tax expense	2,037	810	1,402	(683)
Net (loss) income from continuing operations	(5,223)	1,327	(8,339)	(2,661)
Income from discontinued operations, net of tax	—	—		4,640
Net (loss) income	$(5,223)	$1,327	$(8,339)	$1,979

Basic net (loss) income per share from:
Continuing operations	$(0.35)	$0.09	$(0.56)	$(0.18)
Discontinued operations	—	—	—	0.31
Net (loss) income	$(0.35)	$0.09	$(0.56)	$0.13

Diluted net (loss) income per share from:
Continuing operations	$(0.35)	$0.09	$(0.56)	$(0.18)
Discontinued operations	—	—	—	0.31
Net (loss) income	$(0.35)	$0.09	$(0.56)	$0.13

Weighted average shares outstanding
Basic	14,886	14,782	14,866	14,768
Diluted	14,886	14,812	14,866	14,779

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS & STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	As of
	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash, cash equivalents and investments	$21,680	$20,091
Trade accounts receivable	47,015	50,521
Other current assets	7,352	14,794
Total current assets	76,047	85,406

Property, plant and equipment, net	56,456	58,045
Other assets	4,662	5,617
Total assets	$137,165	$149,068

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$23,712	24,973
Other liabilities	4,992	7,379
Total liabilities	28,704	32,352

Stockholders’ equity	108,461	116,716
Total liabilities and stockholders’ equity	$137,165	$149,068

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating Activities
Net (loss) income	$(1,291)	$1,327	$(4,407)	$1,979
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	4,344	3,787	8,580	7,798
Impairment losses	446	—	2,608	1,756
Non-cash compensation cost	468	472	1,024	937
Changes in operating assets & liabilities and other, net	(3,457)	(3,918)	4,546	(5,946)
Net cash provided by operating activities	510	1,668	12,351	6,524
Investing Activities
Proceeds from investments available for sale, net	—	1,491	499	8,021
Purchases of property, plant and equipment	(5,685)	(3,796)	(10,539)	(5,032)
Proceeds from the sale of discontinued operations	—	—	—	7,075
Net cash (used in) provided by investing activities	(5,685)	(2,305)	(10,040)	10,064
Financing Activities
Payments on borrowings	—	(6,054)	—	(6,855)
Other financing, net	66	(23)	93	13
Net cash provided by (used in) financing activities	66	(6,077)	93	(6,842)
Effect of exchange rate changes on cash	(515)	444	(315)	501
Net (decrease) increase in cash and cash equivalents	(5,624)	(6,270)	2,089	10,247
Cash and cash equivalents (not including investments) at beginning of period	27,304	26,096	19,591	9,580
Cash and cash equivalents (not including investments) at end of period	$21,680	$19,826	$21,680	$19,827

 STARTEK, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands)

(unaudited)

The information presented in this press release reports 1) Net income per share excluding the effect of a valuation allowance on the Company’s deferred tax assets, 2) operating loss excluding impairment and restructuring charges and 3) EBITDA, which the Company defines as operating income (loss) plus impairment and restructuring charges, depreciation expense and stock compensation expense.  The following tables provide a reconciliation of adjusted net loss per share to net loss per share calculated in accordance with GAAP and adjusted operating loss and EBITDA to operating loss calculated in accordance with GAAP.  This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP).  It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

Net income per share excluding the effect of a valuation allowance on the Company’s deferred tax assets:

	Three Months Ended June 30, 2010
	GAAP	Adj.		Non- GAAP
Revenue	$67,676			$67,676
Cost of services	60,041			60,041
Gross profit	7,635			7,635
Gross margin	11.3%			11.3%

Selling, general & administrative expenses	10,268			10,268
Impairment losses and restructuring charges	764			764
Operating (loss) income	(3,397)			(3,397)
Net interest and other expense (income)	211			211
(Loss) income from continuing operations before income taxes	(3,186)			(3,186)
Income tax expense	2,037	4,244	(a)	(2,207)
Net (loss) income from continuing operations	(5,223)			(979)
Income from discontinued operations, net of tax	—			—
Net (loss) income	$(5,223)			$(979)

Net (loss) income	$(0.35)			$(0.07)

Weighted average shares outstanding
Diluted	14,886			14,886

(a)          Adjustment to subtract the valuation allowance on the Company’s deferred tax assets.

Operating loss excluding impairment and restructuring charges:

	Three Months Ended June 30, 2010
	GAAP	Adj.		Non- GAAP
Revenue	$67,676			$67,676
Cost of services	60,041			60,041
Gross profit	7,635			7,635
Gross margin	11.3%			11.3%

Selling, general & administrative expenses	10,268			10,268
Impairment losses and restructuring charges	764	(764	)(a)	—
Operating loss	$(3,397)			$(2,633)

(a)          Adjustment to subtract impairment and restructuring charges.  In the second quarter of 2010, restructuring charges related primarily to changes in our reserves for closed sites in Regina, Saskatchewan and Laramie, Wyoming and impairment losses related to certain property, plant and equipment in our Sarnia, Ontario location, which we expect to close in November 2010.

EBITDA:

	Three Months Ended
	June 30, 2010	March 31, 2010
Operating loss	$(3,397)	$(3,754)
Impairment losses and restructuring charges	764	—
Depreciation	4,344	4,236
Stock compensation expense	468	556
EBITDA	$2,179	$1,038